Exhibit 99.1

CION INVESTMENT CORPORATION REPORTS SECOND QUARTER 2025 FINANCIAL RESULTS

Declares Third Quarter 2025 Base Distribution of $0.36 per Share

For Immediate Release

NEW YORK, NY, August 7, 2025 — CION Investment Corporation (NYSE: CION) (“CION” or the “Company”) today reported financial results for the second quarter ended June 30, 2025 and filed its Form 10-Q with the U.S. Securities and Exchange Commission.

CION also announced that, on August 4, 2025, its co-chief executive officers declared a third quarter 2025 base distribution of $0.36 per share, payable on September 16, 2025 to shareholders of record as of September 2, 2025.

SECOND QUARTER AND OTHER HIGHLIGHTS

•	Net investment income and earnings per share for the quarter ended June 30, 2025 were $0.32 per share and $0.52 per share, respectively;

•	Net asset value per share was $14.50 as of June 30, 2025 compared to $14.28 as of March 31, 2025, an increase of $0.22 per share, or 1.5%. The increase was primarily due to mark-to-market price increases to the Company’s portfolio during the quarter ended June 30, 2025;

•	As of June 30, 2025, the Company had $1.12 billion of total principal amount of debt outstanding, of which 38% was comprised of senior secured bank debt and 62% was comprised of unsecured debt. The Company’s net debt-to-equity ratio was 1.39x as of both periods ended June 30, 2025 and March 31, 2025;

•	As of June 30, 2025, the Company had total investments at fair value of $1.77 billion in 99 portfolio companies across 24 industries. The investment portfolio was comprised of 85.1% senior secured loans, including 85.0% in first lien investments;[1]

•	During the quarter, the Company funded new investment commitments of $29 million, funded previously unfunded commitments of $10 million, and had sales and repayments totaling $88 million, resulting in a net decrease to the Company's funded portfolio of $49 million;

•	As of June 30, 2025, investments on non-accrual status amounted to 1.37% and 3.03% of the total investment portfolio at fair value and amortized cost, respectively, from 1.20% and 3.16%, respectively, as of March 31, 2025;

•	During the quarter, the Company repurchased 699,565 shares of its common stock under its 10b5-1 trading plan at an average price of $9.37 per share for a total repurchase amount of $6.6 million. Through June 30, 2025, the Company repurchased a total of 4,654,598 shares of its common stock under its 10b5-1 trading plan at an average price of $10.11 per share for a total repurchase amount of $47.0 million; and

•	On August 5, 2025, the Company’s board of directors, including the independent directors, further increased the amount of shares of the Company’s common stock that may be repurchased under the Company’s share repurchase policy by $20 million to up to an aggregate of $80 million.

DISTRIBUTIONS

•	For the quarter ended June 30, 2025, the Company paid a quarterly base distribution totaling $18.9 million, or $0.36 per share, on June 16, 2025 to shareholders of record as of June 2, 2025.

Michael Reisner, co-Chief Executive Officer of CION, commented:

“Overall, we are pleased with our growth in NAV and continued steady credit performance in our portfolio. Repayments accelerated this quarter, and we expect additional repayments in the third quarter, which should allow us to deploy into our forward pipeline while balancing our overall leverage profile.

Additionally, we are excited to announce that our board has authorized a $20M upsize to our share repurchase program at our quarterly board meeting earlier this week.”

SELECTED FINANCIAL HIGHLIGHTS

	As of
(in thousands, except per share data and ratios)	June 30, 2025	March 31, 2025
Investment portfolio, at fair value[1]	$1,765,955	$1,791,684
Total debt outstanding[2]	$1,117,344	$1,117,344
Net assets	$758,610	$756,784
Net asset value per share	$14.50	$14.28
Debt-to-equity	1.47x	1.48x
Net debt-to-equity	1.39x	1.39x

	Three Months Ended
(in thousands, except share and per share data)	June 30, 2025	March 31, 2025
Total investment income	$52,244	$56,074
Total operating expenses and income tax expense	$35,322	$36,822
Net investment income after taxes	$16,922	$19,252
Net realized (losses) gains	$(32,376)	$2,294
Net unrealized gains (losses)	$42,770	$(64,251)
Net increase (decrease) in net assets resulting from operations	$27,316	$(42,705)

Net investment income per share	$0.32	$0.36
Net realized and unrealized gains (losses) per share	$0.20	$(1.16)
Earnings per share	$0.52	$(0.80)

Weighted average shares outstanding	52,628,784	53,073,211
Distributions declared per share	$0.36	$0.36

Total investment income for the three months ended June 30, 2025 and March 31, 2025 was $52.2 million and $56.1 million, respectively. The decrease in total investment income was primarily driven by lower transaction fees earned from origination and amendment activity during the quarter ended June 30, 2025 compared to the quarter ended March 31, 2025, as well as interest income written off as a result of certain investment restructurings during the quarter ended June 30, 2025, partially offset by an increase in dividend income quarter over quarter.

Operating expenses for the three months ended June 30, 2025 and March 31, 2025 were $35.3 million and $36.8 million, respectively. The decrease in operating expenses was primarily driven by lower advisory fees due to lower total investment income during the quarter ended June 30, 2025 as compared to the quarter ended March 31, 2025.

PORTFOLIO AND INVESTMENT ACTIVITY1

A summary of the Company's investment activity for the three months ended June 30, 2025 is as follows:

	New Investment Commitments		Sales and Repayments
Investment Type (in thousands)	$	%	$	%
Senior secured first lien debt	$40,917	100%	$(87,027)	99%
Collateralized securities and structured products - equity	—	—	(511)	1%
Unsecured debt	—	—	(461)	—
Equity	76	—	—	—
Total	$40,993	100%	$(87,999)	100%

During the three months ended June 30, 2025, new investment commitments were made across 10 existing portfolio companies. During the same period, the Company received full repayment of investments in 3 portfolio companies, sold all investments in 1 portfolio company and wrote off all investments in 1 portfolio company. As a result, the number of portfolio companies decreased from 104 as of March 31, 2025 to 99 as of June 30, 2025.

PORTFOLIO SUMMARY1

As of June 30, 2025, the Company’s investments consisted of the following:

	Investments at Fair Value
Investment Type (in thousands)	$	%
Senior secured first lien debt	$1,501,896	85.0%
Senior secured second lien debt	1,011	0.1%
Collateralized securities and structured products - equity	3,027	0.2%
Unsecured debt	8,091	0.4%
Equity	251,930	14.3%
Total	$1,765,955	100.0%

The following table presents certain selected information regarding the Company’s investments:

	As of
	June 30, 2025	March 31, 2025
Number of portfolio companies	99	104
Percentage of performing loans bearing a floating rate[3]	90.8%	92.6%
Percentage of performing loans bearing a fixed rate[3]	9.2%	7.4%
Yield on debt and other income producing investments at amortized cost[4]	12.35%	12.13%
Yield on performing loans at amortized cost[4]	12.84%	12.62%
Yield on total investments at amortized cost	10.99%	10.84%
Weighted average leverage (net debt/EBITDA)[5]	5.64x	5.28x
Weighted average interest coverage[5]	1.93x	1.99x
Median EBITDA[6]	$34.6 million	$34.2 million

As of June 30, 2025, investments on non-accrual status represented 1.37% and 3.03% of the total investment portfolio at fair value and amortized cost, respectively. As of March 31, 2025, investments on non-accrual status represented 1.20% and 3.16% of the total investment portfolio at fair value and amortized cost, respectively.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2025, the Company had $1.12 billion of total principal amount of debt outstanding, comprised of $425 million of outstanding borrowings under its senior secured credit facilities and $692 million of unsecured notes and term loans. The combined weighted average interest rate on debt outstanding was 7.5% for the quarter ended June 30, 2025. As of June 30, 2025, the Company had $65 million in cash and short-term investments and $106 million available under its financing arrangements.2

EARNINGS CONFERENCE CALL

CION will host an earnings conference call on Thursday, August 7, 2025 at 11:00 am Eastern Time to discuss its financial results for the second quarter ended June 30, 2025. Please visit the Investor Resources - Earnings Presentation section of the Company’s website at www.cionbdc.com for a slide presentation that complements the earnings conference call.

All interested parties are invited to participate via telephone or listen via the live webcast, which can be accessed by clicking the following link: CION Investment Corporation Second Quarter Conference Call. Domestic callers can access the conference call by dialing (877) 484-6065. International callers can access the conference call by dialing +1 (201) 689-8846. All callers are asked to dial in approximately 10 minutes prior to the call. An archived replay will be available on a webcast link located in the Investor Resources - Earnings Call section of CION’s website.

ENDNOTES

1)	The discussion of the investment portfolio excludes short-term investments.

2)	Total debt outstanding excludes netting of debt issuance costs of $15.7 million and $17.6 million as of June 30, 2025 and March 31, 2025, respectively.

3)	The fixed versus floating rate composition has been calculated as a percentage of performing debt investments measured on a fair value basis, including income producing preferred stock investments and excludes investments, if any, on non-accrual status.

4)	Computed based on the (a) annual actual interest rate or yield earned plus amortization of fees and discounts on the performing debt and other income producing investments as of the reporting date, divided by (b) the total performing debt and other income producing investments (excluding investments on non-accrual status) at amortized cost. This calculation excludes exit fees that are receivable upon repayment of the investment.

5)	For a particular portfolio company, the Company calculates the level of contractual indebtedness net of cash (“net debt”) owed by the portfolio company and compares that amount to measures of cash flow available to service the net debt. To calculate net debt, the Company includes debt that is both senior and pari passu to the tranche of debt owned by it but excludes debt that is legally and contractually subordinated in ranking to the debt owned by the Company. The Company believes this calculation method assists in describing the risk of its portfolio investments, as it takes into consideration contractual rights of repayment of the tranche of debt owned by the Company relative to other senior and junior creditors of a portfolio company. The Company typically calculates cash flow available for debt service at a portfolio company by taking EBITDA for the trailing twelve-month period. Weighted average net debt to EBITDA is weighted based on the fair value of the Company's performing debt investments and excluding investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

For a particular portfolio company, the Company also calculates the level of contractual interest expense owed by the portfolio company and compares that amount to EBITDA (“interest coverage ratio”). The Company believes this calculation method assists in describing the risk of its portfolio investments, as it takes into consideration contractual interest obligations of the portfolio company. Weighted average interest coverage is weighted based on the fair value of the Company's performing debt investments, and excludes investments where interest coverage may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Portfolio company statistics, including EBITDA, are derived from the financial statements most recently provided to the Company for each portfolio company as of the reported end date. Statistics of the portfolio companies have not been independently verified by the Company and may reflect a normalized or adjusted amount.

6)	Median EBITDA is calculated based on the portfolio company's EBITDA as of the Company's initial investment.

CĪON Investment Corporation

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	June 30, 2025	March 31, 2025
	(unaudited)	(unaudited)
Assets
Investments, at fair value:
Non-controlled,non-affiliated investments (amortized cost of $1,385,856 and $1,463,914, respectively)	$1,335,756	$1,393,039
Non-controlled,affiliated investments (amortized cost of $303,476 and $316,945, respectively)	301,456	301,622
Controlled investments (amortized cost of $211,782 and $184,057, respectively)	187,416	150,999
Total investments, at fair value(amortized cost of $1,901,114 and $1,964,916, respectively)	1,824,628	1,845,660
Cash	6,533	7,720
Interest receivable on investments	45,246	40,863
Receivable due on investments sold and repaid	3,408	1,047
Prepaid expenses and other assets	966	1,033
Total assets	$1,880,781	$1,896,323

Liabilities and Shareholders' Equity
Liabilities
Financing arrangements (net of unamortized debt issuance costs of $15,704 and $17,568, respectively)	$1,101,640	$1,099,776
Payable for investments purchased	4	1,896
Accounts payable and accrued expenses	1,178	990
Interest payable	7,866	6,475
Accrued management fees	6,497	6,625
Accrued subordinated incentive fee on income	3,589	4,084
Accrued administrative services expense	1,263	544
Share repurchases payable	134	—
Shareholder distribution payable	—	19,149
Total liabilities	1,122,171	1,139,539

Shareholders' Equity
Common stock, $0.001 par value; 500,000,000 shares authorized; 52,317,736 and 53,003,407 shares issued, and 52,303,842 and 53,003,407 shares outstanding, respectively	52	53
Capital in excess of par value	1,012,957	1,019,512
Accumulated distributable losses	(254,399)	(262,781)
Total shareholders' equity	758,610	756,784
Total liabilities and shareholders' equity	$1,880,781	$1,896,323
Net asset value per share of common stock at end of period	$14.50	$14.28

CĪON Investment Corporation

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2025	2024	2025	2024	2024
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Investment income
Non-controlled, non-affiliated investments
Interest income	$32,478	$38,512	$66,598	$93,884	$165,786
Paid-in-kind interest income	6,289	7,236	14,648	14,285	31,397
Fee income	739	1,338	4,522	5,211	9,865
Dividend income	1,212	5,139	1,718	5,139	5,855
Non-controlled, affiliated investments
Interest income	2,305	2,383	4,280	3,902	6,426
Paid-in-kind interest income	3,342	2,569	6,490	5,051	11,692
Fee income	700	704	700	704	3,648
Dividend income	439	13	630	40	411
Controlled investments
Interest income	4,467	3,163	8,259	6,395	12,970
Fee income	273	300	473	300	4,382
Total investment income	52,244	61,357	108,318	134,911	252,432
Operating expenses
Management fees	6,497	6,841	13,122	13,705	27,321
Administrative services expense	1,196	1,246	2,475	2,338	4,783
Subordinated incentive fee on income	3,589	4,871	7,673	11,785	20,334
General and administrative	1,393	1,659	3,229	3,443	7,157
Interest expense	22,637	23,773	45,635	48,075	96,870
Total operating expenses	35,312	38,390	72,134	79,346	156,465
Net investment income before taxes	16,932	22,967	36,184	55,565	95,967
Income tax expense, including excise tax	10	4	10	9	107
Net investment income after taxes	16,922	22,963	36,174	55,556	95,860
Realized and unrealized gains (losses)
Net realized losses on:
Non-controlled, non-affiliated investments	(32,376)	(13,186)	(30,082)	(22,922)	(24,367)
Non-controlled, affiliated investments	—	(7,091)	—	(7,091)	(3,946)
Net realized losses	(32,376)	(20,277)	(30,082)	(30,013)	(28,313)
Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	20,832	1,417	(9,830)	(5,100)	(8,218)
Non-controlled, affiliated investments	10,560	23,202	2,131	16,956	5,059
Controlled investments	11,378	(4,927)	(13,782)	(8,576)	(30,486)
Net change in unrealized appreciation (depreciation)	42,770	19,692	(21,481)	3,280	(33,645)
Net realized and unrealized gains (losses)	10,394	(585)	(51,563)	(26,733)	(61,958)
Net increase (decrease) in net assets resulting from operations	$27,316	$22,378	$(15,389)	$28,823	$33,902
Per share information—basic and diluted
Net increase (decrease) in net assets per share resulting from operations	$0.52	$0.42	$(0.29)	$0.54	$0.63
Net investment income per share	$0.32	$0.43	$0.68	$1.03	$1.79
Weighted average shares of common stock outstanding	52,628,784	53,595,624	52,848,420	53,778,161	53,564,788

ABOUT CION INVESTMENT CORPORATION

CION Investment Corporation is a leading publicly listed business development company that had approximately $1.9 billion in total assets as of June 30, 2025. CION seeks to generate current income and, to a lesser extent, capital appreciation for investors by focusing primarily on senior secured loans to U.S. middle-market companies. CION is advised by CION Investment Management, LLC, a registered investment adviser and an affiliate of CION. For more information, please visit www.cionbdc.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss CION’s plans, strategies, prospects and expectations concerning its business, operating results, financial condition and other similar matters. These statements represent CION’s belief regarding future events that, by their nature, are uncertain and outside of CION’s control. There are likely to be events in the future, however, that CION is not able to predict accurately or control. Any forward-looking statement made by CION in this press release speaks only as of the date on which it is made. Factors or events that could cause CION’s actual results to differ, possibly materially from its expectations, include, but are not limited to, the risks, uncertainties and other factors CION identifies in the sections entitled “Risk Factors” and “Forward-Looking Statements” in filings CION makes with the SEC, and it is not possible for CION to predict or identify all of them. CION undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

OTHER INFORMATION

The information in this press release is summary information only and should be read in conjunction with CION’s Quarterly Report on Form 10-Q, which CION filed with the SEC on August 7, 2025, as well as CION’s other reports filed with the SEC. A copy of CION’s Quarterly Report on Form 10-Q and CION’s other reports filed with the SEC can be found on CION’s website at www.cionbdc.com and the SEC’s website at www.sec.gov.

CONTACTS

Media

Susan Armstrong

sarmstrong@cioninvestments.com

Investor Relations

Charlie Arestia

carestia@cioninvestments.com

(646) 253-8259